EXHIBIT 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and is effective as of May 5, 2026, by and between Daniel Wall ("Employee") and Expeditors International of Washington, Inc., a Washington corporation ("Employer''). In consideration of the mutual covenants and conditions set forth herein, the parties hereby agree as follows:

1.
Employment

(a)
In connection with the election of Employee to the office of President and Chief Executive Officer and for other good and lawful consideration as set forth herein, Employee's compensation and terms of employment shall be as set forth in this Agreement.

(b)
Employee agrees to render services to the best of his/her ability on a full-time basis during the term of this Agreement, and shall perform such duties as the Board of Directors of Employer or Employee's immediate supervisor shall from time to time direct.

2.
Term

Subject to Employer's right to terminate Employee's employment at the pleasure of its Board of Directors as set forth in Paragraph 6 below, this Agreement shall commence on the date first set forth above and end with the date of the next annual meeting of the Board of Directors (the "Initial Term"). The term of this Agreement shall be automatically extended for additional twelve (12) month terms in the event that the Employee shall be elected or re-elected as an executive officer at a subsequent annual meeting of the Board of Directors. This Agreement shall not be automatically extended and shall expire in the event that either party hereto shall have given written notice pursuant to the terms of Paragraph 6 of the Agreement.

3.
Compensation

For all services rendered by Employee under this Agreement, Employee shall receive base salary and incentive compensation, as established from time to time by the Compensation Committee of the Board of Directors. Employee's title and other benefits will be subject to reasonable adjustment by action of Employer's Board of Directors.

4.
Benefits

During the term of employment hereunder, Employee shall be entitled to participate fully in any policies which Employer may adopt generally for employees including policies for vacation, holidays, paid sick leave, group medical, life insurance and other employee benefits. Employer shall pay or reimburse Employee for all reasonable travel and other expenses incurred or paid by Employee in connection with the performance of services under this Agreement upon presentation of expense vouchers and such other supporting information as Employer may from time to time reasonably request.

5.
Warranties

Employee represents to Employer that Employee is free to enter into this Agreement and that Employee has no commitment, arrangement or understanding to or with any third party which restrains or is in conflict with this Agreement which would operate to prevent Employee from performing the services which Employee has agreed to provide.

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6.
Termination

(a)
For Cause: Employer may terminate Employee's employment hereunder upon two (2) days prior written notice to Employee for Cause, and the salary and all other compensation referred to above shall cease upon the effective date of any such termination for Cause. Upon Employee’s termination for Cause, Employee shall have no right to any further remuneration, other than base salary through Employee’s final day of employment.

(b)
Without Cause (No Change in Control): Employer may terminate Employee's employment at any time upon fifteen (15) days prior written notice and without cause; provided, that Employee shall receive as his/her sole remedy for such termination, a lump sum payment equal to one half (1/2) of the Total Cash Compensation paid to the Employee in the preceding twelve (12) month period as of Employee’s last day of active employment. The payment will be paid to the Employee and will be made no later than March 15 of the calendar year following the calendar of the Employee's termination of employment. Employee shall only be entitled to a payment under this Paragraph 6(b) if Employee first signs and then does not revoke as may be allowed by law, a separation and release agreement (the “Release”) in favor of Employer (including all its employees, officers, directors and agents) in a form chosen by Employer in its sole discretion.

(c)
Resignation (No Change in Control): In the event that Employee shall resign or otherwise refuse to continue to provide services to the Employer, the salary and all other compensation referred to above shall cease as of the effective date of the resignation; except that Employee will be paid a lump sum payment of one year’s Base Salary.

(d)
Death or Disability: This Agreement and Employee's employment and compensation shall in any event terminate upon the death of Employee or the inability of Employee to perform the duties and functions of his/her position for a period of ninety (90) consecutive days due to sickness, disability or any other cause beyond his/her control, unless Employer grants Employee a leave of absence with or without all or a portion of his/her salary or other benefits, as may be specified.

(e)
Without Cause or for Good Reason (Change in Control): Notwithstanding anything to the contrary set forth in Section 6(b) or 6(c), and subject to Employee’s execution and delivery of the Release, if within 24 months following a Change in Control, Employee terminates his employment for Good Reason, or Employee’s employment is terminated by Employer for a reason other than death, Disability or Cause, then, subject to Section 6(f) below, then Employer shall pay Employee an amount equal to 2.99 times Employee’s Total Cash Compensation paid to the Employee in the preceding twelve (12) month period as of Employee’s last day of active employment (but disregarding any reduction that gives rise to Good Reason). Any amount payable pursuant to this subsection (e) shall be paid in a single lump sum cash payment within 60 days following the Termination Date; provided, however that if the Change in Control does not constitute a “change in control event” for purposes of Section 409A of the Code and the regulations promulgated thereunder, any amount payable pursuant to this subsection (e) instead shall be payable over the two-year period immediately following the Termination Date (the “CIC Severance Period”), with such amount to be paid in substantially equal installments in accordance with Employer’s regularly-scheduled payroll dates during the CIC Severance Period with the first payment being made on the first normal payroll date following the 60th day following the Termination Date, and amount otherwise payable prior to such first payroll date shall be paid on such date without interest thereon.

Employer shall pay to Employee, for the period ending on the earliest of (i) 24 months following the Termination Date, (ii) the date of Employee’s full-time employment by another employer, if that employer has comparable family health insurance coverage, or (iii) Employee’s death, a monthly cash payment, payable on the first business day of each month that follows the Termination Date, in an amount equal to Employee’s monthly premium cost for “COBRA” family health coverage under Employer’s group health plan.

(f)
Section 409A. Notwithstanding any provision to the contrary herein, to the extent that any

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EXHIBIT 10.20

payments to which Employee becomes entitled under this Agreement, or any agreement or plan referenced herein constitute deferred compensation subject to Section 409A of the Code (“Deferred Payments”), if (i) Employee becomes entitled to such payments in connection with a “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) and (ii) Employee is deemed at the time of such separation from service to be a “specified employee” under Section 409A of the Code, the Deferred Payments shall be paid to Employee during the six-month period following Employee’s “separation from service” to the extent that Employer reasonably determines that paying such amounts at the time or times indicated in this Agreement would not be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. Any amounts not paid to Employee during the six-month period described in the foregoing sentence shall accrue and be delayed and shall be paid to Employee in a lump sum within 30 days after the end of such six-month period. Any amounts payable to Employee after the expiration of such six-month period under this Agreement shall continue to be paid to Employee in accordance with the terms of this Agreement. If Employee dies during such six-month period and prior to the payment of the delayed amounts hereunder, such unpaid delayed payments shall be paid to the personal representative of Employee’s estate within 30 days after the date of Employee’s death. If a portion of the severance pay or benefits is (i) a Deferred Payment, (ii) the payment thereof is contingent upon execution and nonrevocation of a general release of claims, and (iii) the period for considering or revoking the release spans two calendar years, then the portion of the severance pay or benefits that is a Deferred Payment will be paid or begin to be paid on the first business day of the second calendar year.

(g)
Limitation on Termination Payments. Notwithstanding the provisions in this Agreement, the Severance Amounts paid pursuant to this Section 6 or otherwise in connection with Employee’s termination of employment with Employer shall not exceed the Payment Limit. To the extent that any Severance Amounts to be paid pursuant to this Section 6 or otherwise would exceed the Payment Limit, such Severance Amounts shall be reduced to the Payment Limit. Notwithstanding the foregoing, the Board of Directors may, in its sole discretion, (i) seek shareholder approval of the payment of Severance Amounts in excess of the Payment Limit or (ii) waive this provision at any time.

(h)
Definitions.

The following words and phrases shall have the meanings set forth below for the purposes of this Agreement (unless the context clearly indicates otherwise):

“Base Salary” as used herein shall exclude any incentive or bonus compensation, any monthly automobile allowance, and any other benefit of reimbursement.

“Cause,” shall mean any act of Employee, which in the reasonable judgment of Employer's Board of Directors, constitutes dishonesty, larceny, fraud, deceit, gross negligence, a crime involving moral turpitude, willful misrepresentation to shareholders, directors or officers, or a material breach of this Agreement. For purposes of clarity, if Employer or its Board of Directors fail to renew this Agreement without Cause, then Employee shall be entitled to the benefits under 6(b) and 6(e) as applicable.

A “Change in Control” shall mean either one of the following: (i) when any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (other than Employer, a subsidiary thereof or an employee benefit plan of the Employer, including any trustee of such plan acting as trustee) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing fifty percent (50%) or more of the combined voting power of the Employer's then outstanding securities; or (ii) the occurrence of a transaction requiring shareholder approval, and involving the sale of all or substantially all of the assets of the Employer or the merger of the Employer with or into another corporation.

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“Disability” shall mean Employee’s permanent disability (within the meaning of Section 409A(a)(2)(C)(i) of the Code.

“Good Reason” shall mean (i) a material diminution of Employee’s annual base compensation, authority, duties or responsibilities, including without limitation the failure of Employer or its Board of Directors to re-elect Employee as an executive officer; (ii) a material change in Employee’s reporting relationship, including a requirement that Participant report to a corporate officer or employee instead of reporting directly to the Board; (iii) a material change in the geographic location at which Participant must perform the duties of his or her position; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement, and in each case Employee has advised Employer in writing of the condition set forth above within ninety (90) days of the initial existence of the condition and Employer has not remedied the condition with thirty (30) days of receipt of such notice.

“Payment Limit” is an amount equal to 2.99 multiplied by Employee’s Total Cash Compensation.

“Plan” means Employer’s 2017 Amended and Restated Omnibus Incentive Plan.

“Replacement Awards” has the meaning set forth in Section 8 of the Plan.

“Severance Amounts” means any severance or termination payments including cash, equity or other pay that is paid out or vests due to Employee’s termination for any reason. Amounts include payments provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans. Estimated total value of Severance Amounts includes lump-sum payments, payments offsetting tax liabilities, perquisites or benefits not vested under a plan generally available to management employees, post-employment consulting fees or office expense and equity awards if vesting is accelerated, or a performance condition waived, due to termination. Severance Amounts do not include life insurance, pension benefits, or deferred pay earned and vested prior to termination.

“Termination Date” shall mean the date of Employee’s “separation from service” from Employer (within the meaning of Section 409A.

“Total Cash Compensation” as used herein includes Base Salary, any incentive or bonus compensation, and any monthly automobile allowance, but shall exclude any other benefit or expense reimbursement. Total Cash Compensation includes any salary or bonus amounts in Employer’s deferred compensation program.

7.
Section 280G Provisions.

(a)
Employee shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any benefit received pursuant to this Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that any benefit received or to be received by Employee in connection with a Change in Control (“Contract Benefits”) or any other plan, arrangement or agreement with Employer or an affiliate (collectively with the Contract Benefits, the “Total Benefits”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by Employee as a result of such reduction shall exceed the net after-tax benefit received by Employee if no such reduction was made. For purposes of this Section 7, “net after-tax benefit” shall mean the Total Benefits that Employee receives or is then entitled to receive from Employer that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (i) the amount of all federal, state and local income and employment taxes payable by Employee with respect to such “parachute payment,” calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Employee (based on the rates set forth in the Code as

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EXHIBIT 10.20

in effect at the time of the first receipt of the foregoing benefits), and (ii) the amount of excise taxes imposed with respect to such “parachute payment” by Section 4999 of the Code. The Total Benefits shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to Employee that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to Employee that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to Employee on a pro-rated basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

(b)
The accounting firm engaged by Employer (or its successor) for general tax purposes shall perform any adjustment pursuant to subsection (a) of this Section 7. Employer shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employee and to Employer within fifteen (15) calendar days of being engaged to perform such determination and adjustment, or at such other time as requested by Employer. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and Employer.

8.
Confidential Information

Employee recognizes that Employer's business and the business of other affiliates depend upon the use and protection of a large body of confidential and proprietary information now existing or to be developed in the future which will be referred to in this Agreement as "Confidential Trade Information." Employee intends that the meaning of Confidential Trade Information in this Agreement will be read as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible medium) which is related to Employer's business and the business of corporations affiliated with Employer or any of their potential future business and which is not generally and publicly known. Without limiting the foregoing, Employee agrees that the customer lists and lists of contracts and potential customers of Employer and its affiliates are and will be a part of the Confidential Trade Information. Employee agrees to protect and preserve as confidential during the term hereof, and at all times after its termination or expiration, all of the Confidential Trade Information at any time known to Employee or at any time in Employee's possession or control. Employee will neither use nor allow any other person or entity (including entities partially or wholly owned by Employee) to use in any way, except for the benefit of Employer and as directed by Employer, any of the Confidential Trade Information. Employee will, prior to or upon leaving employment with Employer, deliver to Employer any and all records, items, and media of any type (including all partial or complete copies or duplicates) containing or otherwise relating to any of the Confidential Trade Information, whether prepared or acquired by or provided to Employee. Employee acknowledges that all such records, items and media are at all times and shall remain the property of Employer.

9.
Covenant Not to Compete

(a)
During the Employee’s employment and for six (6) months following termination of Employee’s employment, Employee hereby agrees that he/she will not directly or indirectly on Employee's own behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice, assistance, or services to, any enterprise (including, without limitation, any corporation, partnership, proprietorship, or other venture) which:

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a.
competes directly or indirectly with any business or service of Employer, including without limitation logistics, freight forwarding, transportation, customs brokerage, warehouse/distribution, order management, and freight data management; and

b.
is located within one hundred fifty (150) miles of any office of Employer or any affiliate of Employer.

(b)
Without limiting the foregoing, Employee also agrees that he/she will not, during the term of this Agreement and for a period of 12 months following the termination of Employee’s employment with Employer cause or attempt to cause or induce any employee of Employer to leave the employment of Employer, or call on or otherwise solicit business from any of the customers of Employer which, at the time of termination of his/her employment, were listed (or ought to have been listed) in Employer's records, in respect of any service or product that competes directly or indirectly with any service provided or marketed by or actually under the development or active consideration by Employer at the time of Employee's termination.

(c)
The provisions of this Section 9 do not apply in the event of a termination of Employee’s employment during the period beginning with a public announcement of a pending Change in Control event and ending two (2) years following the effective date of the completed transaction or on the date of the public announcement of the termination of the proposed transaction.

10.
Remedies

Employee agrees that damages for breach of his/her covenants under Paragraphs 8 and 9 above will be difficult to determine and probably inadequate to remedy the harm caused thereby and therefore consents that these covenants may be enforced by temporary or permanent injunction. Such injunctive relief shall be in addition and not in place of any other remedies available at law or equity. Employee further agrees that profits made in violation of these covenants shall be held in constructive trust for Employer. Employee acknowledges that the provisions of this Paragraph and such covenants are reasonable, that any lump sum payment made under Paragraph 6 would be adequate compensation under the circumstances, and that in any event Employee is capable of gainful employment without breaching such covenants. However, should any court or tribunal ever find that any provision of such covenants are illegal or unenforceable on the grounds of unreasonableness whether in period of time, geographical area or otherwise, then in that event the parties agree that such covenants shall be interpreted and enforced to the maximum extent which the court or tribunal deems reasonable. For purpose of this Paragraph and Paragraphs 8 and 9 of this Agreement, the term "Employer" shall include any subsidiary, agent or other affiliate of Employer.

11.
Entire Agreement; Modification

This Agreement, together with any equity award agreements referenced herein, constitute the entire Agreement between the parties and supersedes all prior agreements with respect to the subject matter herein. Any waiver, alteration or modification of any provisions of this Agreement, or the replacement of this Agreement shall not be valid unless in writing and signed by all the parties signing hereunder.

12.
Dispute Settlement

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Any such arbitration shall be conducted before a panel of three (3) arbitrators, of which each Party shall select one arbitrator, and such two arbitrators shall select a third. All decisions of the arbitration panel shall be taken by majority vote. Any such arbitration shall take place in Seattle, Washington, U.S.A.

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13.
Agreement Not Assignable

Employee may not assign any of his/her rights or delegate any of his/her duties hereunder. Employer may assign this Agreement and delegate its duties hereunder to any of its affiliates at any time owned by, owning or under common ownership, provided that Employee shall remain assigned to the business conducted by Employer or its successors.

14.
No Waiver

No waiver of the terms or provisions hereof shall be valid unless in writing signed by the party against which the enforcement of such waiver is sought, nor shall any waiver or failure to enforce any right hereunder be deemed to be a waiver of the same or any other right in any other instance.

15.
Successors

Subject to the restriction on assignment and delegation set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns and personal representatives.

16.
Notice

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered, sent by documented overnight delivery service or by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To Employer:

Expeditors International of Washington, Inc.

3545 Factoria Blvd. SE

Sterling Plaza 2, 3rd Floor

Bellevue, Washington 98006

Attn: General Counsel

To Employee: at Employee’s most recent address on the records of Employer

17.
Governing Law

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the laws of the State of Washington. The parties agree that any action to enforce any provision of this Agreement will be brought in the federal or state courts in King County, Washington.

[Signatures on Following Page]

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Expeditors International of Washington, Inc.

By: /s/ ROBERT CARLILE
Name: Robert Carlile
Title: Chairman of the Board

EMPLOYEE

By: /S/ DANIEL WALL
Name: Daniel Wall
Title: President and Chief Executive Officer

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